Exhibit 99.1

                 1-800-FLOWERS.COM(R) Reports Strong
  Revenue and Earnings Growth for its Fiscal 2007 Fourth Quarter and
                              Full Year

    Fiscal 2007 Fourth Quarter Highlights:

    -- Net income for the quarter increased 545 percent to $6.6 million, or $0.10 per share compared with $1.0 million or $0.02 per share in the prior year period. Pro forma net income* was $7.4 million, or $0.11 per share, compared with $2.0 million, or $0.03 per share, in the prior year period.

    -- EBITDA* grew 138 percent to $17.1 million compared with $7.2 million in the prior year period. (* A reconciliation of EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization - and pro forma net income and EPS to net income and net income per common share are included as part of the attached tables.)

    -- Gross Profit Margin increased 270 basis points to 42.7 percent and Operating Expense Ratio(+) improved 130 basis points to
        35.3 percent ((+) excluding depreciation and amortization).

    -- Total revenues increased 9.8 percent, or $20.7 million, to $231.8 million for the quarter.

    Fiscal 2007 Full Year Highlights:

    -- Net income for the full year increased 437 percent to $17.1 million, or $0.26 per diluted share, compared with $3.2 million, or $0.05 per share, in the prior year. Pro forma net income* was $20.4 million, or $0.31 per share, compared with $6.4 million, or $0.10 per share, in fiscal 2006.

    -- EBITDA* for the full year grew 137.2 percent to $52.8 million compared with $22.3 million in the prior year period, reflecting the combination of strong revenue growth, increased gross profit margin and enhanced operating expense leverage. (* A reconciliation of EBITDA and pro forma net income and EPS to net income and net income per common share are included as part of the attached tables.)

    -- Gross Profit Margin increased 130 basis points to 43 percent and Operating Expense Ratio(+) improved 160 basis points to
        37.2 percent. ((+) excluding depreciation and amortization).

    -- Total revenues increased 16.7 percent, or $130.9 million, to $912.6 million for the fiscal year.


    CARLE PLACE, N.Y.--(BUSINESS WIRE)--Aug. 8,
2007--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world's leading florist and a provider of specialty gifts for all occasions, today reported record revenues of $231.8 million for its fiscal fourth quarter ended July 1, 2007. This represented an increase of 9.8 percent or $20.7 million, compared with revenues of $211.1 million in the prior-year period. This growth was driven by the Company's key business categories - Consumer Floral, BloomNet Wire Service and Gourmet Food and Gift Baskets - which more than offset lower year-over-year sales in its Home and Children's Gifts Category reflecting management's decision to scale back marketing in this category.

    During the fiscal fourth quarter, the Company improved its gross margin significantly, increasing 270 basis points to 42.7 percent compared with 40 percent in last year's fiscal fourth quarter. The Company attributed the improved gross margin to a combination of factors, including product mix, enhanced sourcing and pricing initiatives. Operating expense ratio (excluding depreciation and amortization) for the quarter improved 130 basis points to 35.3 percent compared with 36.6 percent in the prior year period. This is the result of the continued success of the Company's business process improvement initiatives.

    Combined with the strong revenue growth, these factors resulted in EBITDA* for the quarter of $17.1 million, representing an improvement of 138 percent or $9.9 million compared with $7.2 million in the prior year period. Net income for the quarter increased 545.2 percent, or $5.5 million, to $6.6 million, or $0.10 per share, compared with $1.0 million, or $0.02 per share, in the prior year period. Pro forma net income* was $7.4 million, or $0.11 per share, compared with $2.0 million, or $0.03 per share, in the prior year period. (*A reconciliation of EBITDA and pro forma net income and EPS to net income and net income per common share is included as part of the attached tables.)

    Fiscal 2007 Full-Year Results

    Total revenues for fiscal 2007 reached a record $912.6 million representing growth of 16.7 percent or $130.9 million compared with $781.7 million in fiscal 2006.

    For the full fiscal year, the Company improved its gross margin 130 basis points to 43 percent compared with 41.7 percent in fiscal 2006. Operating expense ratio (excluding depreciation and amortization) for the year improved 160 basis points to 37.2 percent compared with 38.8 percent in the prior year. This reflects the combination of strong revenue growth as well as the Company's focus on leveraging its platform to enhance operating efficiencies across all of its brands.

    Combined with the strong revenue growth, these factors resulted in EBITDA* growth for the year of 137.2 percent, or $30.6 million, to $52.8 million compared with $22.3 million in the prior year. Net income for the full year increased 437.1 percent, or $13.9 million, to $17.1 million, or $0.26 per diluted share, compared with $3.2 million, or $0.05 per share, in fiscal 2006. Pro forma net income* was $20.4 million, or $0.31 per share, compared with $6.4 million or $0.10 per share, in fiscal 2006. (*A reconciliation of EBITDA and pro forma net income and EPS to net income and net income per common share is included as part of the attached tables.)

    Jim McCann, CEO of 1-800-FLOWERS.COM, said, "We are very pleased with our results for both the fourth quarter and the full year. In particular, our strong growth in EBITDA and EPS illustrates our stated commitment to achieving solid revenue growth while concurrently improving gross profit margin and leveraging our platform to drive operating efficiencies. Importantly, this was achieved despite the weaker performance of our Home and Children's Gift category during the year. In this area we have made a number of significant changes - particularly in creative, marketing and merchandising - that are beginning to provide positive results. As we've stated in the past, we will continue to evaluate all of our strategic options for this business."

    McCann noted that the positive top and bottom line performance trends in the Company's key business categories - Consumer Floral, BloomNet Wire Service and Gourmet Food and Gift Baskets - all continued during the fiscal fourth quarter. "In our Consumer Floral business, our solid growth on the largest base of business in the industry enables us to extend our market leadership position. We believe this is the result of our focus on customer-centric marketing and innovative merchandising programs as well as the strength of the 1-800-FLOWERS.COM brand which enables us to cost-effectively attract a significant number of new customers while concurrently deepening our relationship with our existing customer base."

    Also during the fourth quarter, McCann noted that the Company's BloomNet Wire Service continued to gain market share. "BloomNet has begun to capture an increasing share of the order volume sent between florists in addition to increasing penetration of our expanded suite of products and services designed to help our florists grow their businesses. These include our recently introduced Floral Selection Guide, web hosting service and technology platform for store management which are quickly gaining acceptance among our florists," said McCann. "In our Gourmet Food and Gift Baskets business, the Fannie May Confections business, which we acquired more than a year ago, produced strong results. Combined with our portfolio of great food gift brands, including Cheryl & Co., The Popcorn Factory and 1-800-BASKETS.COM, this category is now on a run rate to exceed $200 million in revenues in our current fiscal year, making us a leading player in this fast growing business. In this area, we anticipate continued strong growth as well as further opportunities to add new food gift brands through our targeted acquisition efforts," said McCann.

    In terms of its key customer metrics, the Company said more than
2.1 million e-commerce customers placed orders during the fiscal fourth quarter of which 59.8 percent were repeat customers. During the period, the Company cost effectively attracted more than 850,000 new customers. For the full fiscal year, the Company said that more than
6.6 million e-commerce customers placed orders with repeat customers representing 47.7 percent of the total. During the year, the Company cost effectively attracted approximately 3.5 million new e-commerce customers. "We believe these strong customer metrics illustrate our ability to leverage our unique collection of assets across all of our business categories and brands, including our database of more than 25 million customers, our floral-category brand leadership and our extensive online and offline marketing programs," noted McCann.

    CATEGORY RESULTS:

    -- Consumer Floral: During the fiscal 2007 fourth quarter, revenues in this category increased 7.2 percent, or $10.3 million, to $154 million. E-commerce revenues for the quarter increased approximately 8 percent. For the full year, revenues increased 8.7 percent, or $39.2 million, to $491.4 million. E-commerce revenues for the year increased 9.4 percent. Gross margin for the quarter increased 290 basis points to 40.2 percent. For the year, gross margin increased 160 basis points to 39.3%. Reflecting improved operating leverage, Category EBITDA improved 45.2 percent, or $7.7 million, during the fourth quarter to $24.6 million. For the year, Category EBITDA improved 38.8 percent, or $18.1 million, to $64.6 million. The Company defines Category EBITDA as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.

    -- BloomNet Wire Service: Revenues for the quarter increased 55 percent, or $5.3 million, to $14.8 million. For the full year, revenues increased 48.5 percent, or $14.5 million, to $44.4 million. Gross margin for the quarter increased 100 basis points to 56.3 percent. For the year, gross profit margin increased 250 basis points to 56 percent. Category EBITDA for the quarter increased 102.1 percent to $5.4 million. For the year, Category EBITDA grew 99.4 percent to $14.2 million.

    -- Gourmet Food and Gift Baskets: Revenues for the fiscal fourth quarter increased 31 percent, or $6.1 million, to $25.9 million. For the year, revenues increased 83.5 percent, or $87.7 million, to $192.7 million. Gross margin increased 420 basis points to 44.7 percent for the quarter and 60 basis points to 45.8 percent for the full year. Category EBITDA for the quarter increased $1.5 million to $800,000. For the year, Category EBITDA increased 286.4 percent to $26.4 million. Results in this category reflect contributions from the Fannie May Confections Brands business which was acquired in May 2006. Excluding the Fannie May pre-acquisition revenues, total revenues in this category increased approximately 18 percent for the year.

    --  Home and Children's Gifts: Revenues for the quarter declined
        3.3 percent or $1.3 million to $37.4 million. For the year, revenues declined 5.1 percent or $10 million, to $186.9 million. Gross margin for the quarter increased 40 basis points to 45.5 percent. Gross margin for the year declined 60 basis points to 45.9 percent. Category EBITDA for the quarter was a loss of $100,000, essentially flat with the prior year period. For the year, Category EBITDA declined 117 percent, or $8.4 million, to a loss of $1.2 million.

    COMPANY GUIDANCE:

    -- For fiscal 2008, The Company anticipates continued strong growth in its key business categories - Consumer Floral, BloomNet Wire Service and Gourmet Food and Gift Baskets, partially offset by anticipated flat growth in its Home and Children's Category. As a result, the Company anticipates organic revenue growth for the year in a range of 7-to-9 percent.

    -- Through a combination of sourcing, product mix and ongoing business process improvement initiatives, the Company anticipates further margin and expense ratio improvements during fiscal 2008. Combined with the anticipated revenue growth, the Company expects this to result in EBITDA growth in a range of 20-to-25 percent and EPS growth of 30-to-35 percent for fiscal 2008 compared with fiscal 2007. Longer term, the Company anticipates similar top and bottom-line growth rates.

    -- In terms of seasonality for fiscal 2008, the Company anticipates that its quarterly revenues will be in the following ranges:

        --  Q1 = 14-to-16 percent of total revenues

        --  Q2 = 35-to-37 percent of total revenues

        -- Q3 = 24-to-26 percent of total revenues (Note: the Easter holiday will occur during the Company's fiscal 2008 third quarter compared with Fiscal 2007 when the holiday occurred during the Company's fourth quarter.)

        --  Q4 = 24-to-26 percent of total revenues

    Definitions:

    Pro Forma net income and EPS: To supplement its consolidated financial statements presented in accordance with GAAP, the Company has presented pro forma net income and EPS. The Company defines pro forma net income and EPS as net income and net income per common share excluding stock-based compensation expense, net of the related tax effect, as calculated under FAS No. 123R. The Company believes pro forma net income and EPS provides a meaningful measure of year-to-year period comparative performance; however, its use and corresponding per share results do not lessen the importance of net income or net income per common share.

    EBITDA: Net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

    About 1-800-FLOWERS.COM(R)

    For more than 30 years, 1-800-FLOWERS.COM Inc. - "Your Florist of Choice(R)" - has been providing customers around the world with the freshest flowers and finest selection of plants, gift baskets, gourmet foods, confections and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM(R) offers the best of both worlds: exquisite, florist-designed arrangements individually created by some of the nation's top floral artists and hand-delivered the same day, and spectacular flowers shipped overnight "Fresh From Our Growers(sm)." Customers can "call, click or come in" to shop 1-800-FLOWERS.COM twenty four hours a day, 7 days a week at 1-800-356-9377 or www.1800flowers.com. Sales and Service Specialists are available 24/7, and fast and reliable delivery is offered same day, any day. As always, 100 percent satisfaction and freshness are guaranteed. The 1-800-FLOWERS.COM collection of brands also includes home decor and children's gifts from Plow & Hearth(R) (1-800-627-1712 or www.plowandhearth.com), Wind & Weather(R) (www.windandweather.com), HearthSong(R) (www.hearthsong.com) and Magic Cabin(R) (www.magiccabin.com); gourmet gifts including popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or www.thepopcornfactory.com); exceptional cookies and baked gifts from Cheryl&Co.(R) (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May Confections Brands(R) (www.fanniemay.com and www.harrylondon.com); gourmet foods from GreatFood.com(R) (www.greatfood.com); wine gifts from Ambrosia.com (www.ambrosia.com); gift baskets from 1-800-BASKETS.COM(R) (www.1800baskets.com) and the BloomNet(R) international floral wire service, which provides quality products and diverse services to a select network of florists. 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ market under ticker symbol FLWS.

    Special Note Regarding Forward-Looking Statements:

    The statements in this press release regarding the Company's fiscal 2007 fourth quarter and full year results include comments regarding current and future expectations that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to achieve its revenue and profitability growth guidance for fiscal 2008; its ability to improve operating leverage and enhance its profit margins; its ability to manage the increased seasonality of its businesses; its ability to cost effectively acquire and retain customers; its ability to implement changes and improve the performance of its Home and Children's Group; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

    Conference Call:

    The Company will conduct a conference call to discuss the attached financial results today, Wednesday, August 8, 2007 at 11:00 a.m. EDT. The call will be "web cast" live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site. An indexed recording of the call will be posted on the Investor Relations section of the Company's web site within 2 hours of the call's completion. A replay of the call can be accessed via telephone beginning at 2:00 p.m. (EDT) on 8/8/07 through 11:59 p.m. on 8/9/07 at: 1-888-203-1112 (domestic) or 1-719-457-0820 (international). Enter pass code #3122004.

    (Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.)



               1-800-FLOWERS.COM, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
                            (In thousands)

                                                   July 1,    July 2,
                                                      2007      2006
                                                  ----------- --------
                                                  (unaudited)
Assets
Current assets:
   Cash and equivalents                               $16,087  $24,599
   Receivables, net                                    17,010   13,153
   Inventories                                         62,051   52,954
   Deferred income taxes                               19,260   17,427
   Prepaid and other                                    9,576   10,347
                                                  ----------- --------
   Total current assets                               123,984  118,480

Property, plant and equipment, net                     62,561   59,732
Goodwill                                              112,131  131,141
Other intangibles, net                                 52,750   29,822
Deferred income taxes                                       -    6,224
Other assets                                            1,081    1,235
                                                  ----------- --------
   Total assets                                      $352,507 $346,634
                                                  =========== ========

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable and accrued expenses              $62,433  $63,870
   Current maturities of long-term debt and
    obligations under capital leases                   10,132   10,360
                                                  ----------- --------
   Total current liabilities                           72,565   74,230

Long-term debt and obligations under capital
 leases                                                68,000   78,063
Deferred income taxes                                   8,230        -
Other liabilities                                       2,681    1,158
                                                  ----------- --------
   Total liabilities                                  151,476  153,451
Total stockholders' equity                            201,031  193,183
                                                  ----------- --------
Total liabilities and stockholders' equity           $352,507 $346,634
                                                  =========== ========




               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
            Consolidated Statements of Income (Unaudited)
              (In thousands, except for per share data)

                                  Three Months Ended    Year Ended
                                  ------------------ -----------------
                                   July 1,  July 2,  July 1,  July 2,
                                    2007      2006     2007     2006
                                  --------- -------- -------- --------

Net revenues:
   E-commerce (combined online
    and telephonic)                $194,228 $185,042 $749,238 $706,001
   Other                             37,593   26,088  163,360   75,740
                                  --------- -------- -------- --------

      Total net revenues            231,821  211,130  912,598  781,741

Cost of revenues                    132,833  126,778  520,132  456,097
                                  --------- -------- -------- --------

Gross profit                         98,988   84,352  392,466  325,644

Operating expenses:
   Marketing and sales               61,873   60,287  262,303  239,573
   Technology and development         5,485    5,083   21,316   19,819
   General and administrative        14,545   11,804   56,017   43,978
   Depreciation and amortization      4,812    4,555   17,837   15,765
                                  --------- -------- -------- --------

      Total operating expenses       86,715   81,729  357,473  319,135
                                  --------- -------- -------- --------

Operating income                     12,273    2,623   34,993    6,509

Other income (expense):
   Interest income                      587      430    1,381    1,260
   Interest expense                 (1,586)  (1,114)  (7,390)  (1,407)
   Other                                 20        6       25        6
                                  --------- -------- -------- --------

Total other income (expense), net     (979)    (678)  (5,984)    (141)
                                  --------- -------- -------- --------

Income before income taxes           11,294    1,945   29,009    6,368
Income tax expense                    4,732      928   11,891    3,181
                                  --------- -------- -------- --------

Net income                           $6,562   $1,017  $17,118   $3,187
                                  ========= ======== ======== ========

Net income per common share
      Basic                           $0.10    $0.02    $0.27    $0.05
                                  ========= ======== ======== ========
      Diluted                         $0.10    $0.02    $0.26    $0.05
                                  ========= ======== ======== ========
Weighted average shares used in
 the calculation of net income
 per common share:
      Basic                          62,502   65,145   63,786   65,100
                                  ========= ======== ======== ========
      Diluted                        64,925   66,535   65,526   66,429
                                  ========= ======== ======== ========




               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
                Consolidated Statements of Cash Flows
                            (In thousands)
                             (unaudited)

                                                       Year Ended
                                                   -------------------
                                                    July 1,   July 2,
                                                     2007      2006
                                                   --------- ---------

Operating activities
Net income                                           $17,118    $3,187
Reconciliation of net income to net cash provided
 by operations:
   Depreciation and amortization                      17,837    15,765
   Deferred income taxes                              10,325     2,175
   Bad debt expense                                    1,880       476
   Stock based compensation                            4,600     4,336
   Other non-cash items                                (791)       125
   Changes in operating items:
      Receivables                                    (5,737)     1,316
      Inventories                                    (9,800)   (9,106)
      Prepaid and other                                  771       685
      Accounts payable and accrued expenses          (5,562)   (2,262)
      Other assets                                       177   (1,380)
      Other liabilities                                1,523     (579)
                                                   --------- ---------

   Net cash provided by operating activities          32,341    14,738

Investing activities
Acquisitions, net of cash acquired                     (347)  (96,874)
Dispositions                                           1,463         -
Capital expenditures                                (18,043)  (20,491)
Proceeds from sale of investments                          -     6,647
Other                                                    242         2
                                                   --------- ---------

   Net cash used in investing activities            (16,685) (110,716)
Financing activities
Acquisition of treasury stock                       (15,873)   (1,324)
Proceeds from employee stock options                   2,003       558
Proceeds from bank borrowings and revolving line
 of credit                                           110,000   105,000
Repayment of notes payable and bank borrowings     (119,913)  (22,482)
Repayment of capital lease obligations                 (385)   (1,228)
Other                                                      -        92
                                                   --------- ---------

   Net cash (used in) provided by financing
    activities                                      (24,168)    80,616
                                                   --------- ---------

Net change in cash and equivalents                   (8,512)  (15,362)
Cash and equivalents:
   Beginning of period                                24,599    39,961
                                                   --------- ---------

   End of period                                     $16,087   $24,599
                                                   ========= =========




               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
                         Category Information
                            (in thousands)
                             (unaudited)


                                              Three Months Ended
                                         -----------------------------
                                          July 1,   July 2,
                                           2007      2006    % Change
                                         --------- --------- ---------

Net revenues:
   1-800-Flowers.com Consumer Floral     $153,953  $143,604      7.2%
   BloomNet Wire Service                   14,830     9,566     55.0%
   Gourmet Food & Gift Baskets             25,935    19,796     31.0%
   Home & Children's Gifts                 37,429    38,709    (3.3%)
   Corporate (*)                              473       356     32.9%
   Intercompany eliminations                 (799)     (901)    11.3%
                                         --------- ---------
Total net revenues                       $231,821  $211,130      9.8%
                                         ========= =========

                                              Three Months Ended
                                         -----------------------------
                                          July 1,   July 2,
                                           2007      2006    % Change
                                         --------- --------- ---------

Gross profit:
   1-800-Flowers.com Consumer Floral      $61,908    53,543     15.6%
                                             40.2%     37.3%

   BloomNet Wire Service                    8,355     5,291     57.9%
                   56.3%     55.3%

   Gourmet Food & Gift Baskets             11,585     8,023     44.4%
                                             44.7%     40.5%

   Home & Children's Gifts                 17,037    17,473    (2.5%)
                                             45.5%     45.1%

   Corporate (*)                              133        81     64.2%
                                             28.1%     22.8%

   Intercompany eliminations                  (30)      (59)
                                         --------- ---------
Total gross profit                        $98,988   $84,352     17.4%
                                         ========= =========
                                             42.7%     40.0%
                                         ========= =========

                                              Three Months Ended
                                         -----------------------------
                                          July 1,   July 2,
                                           2007      2006    % Change
                                         --------- --------- ---------

Category Contribution Margin:
   1-800-Flowers.com Consumer Floral      $24,607   $16,950     45.2%
   BloomNet Wire Service                    5,369     2,657    102.1%
   Gourmet Food & Gift Baskets                793      (734)   208.0%
   Home & Children's Gifts                   (111)     (163)    31.9%
                                         --------- ---------
Category Contribution Margin Subtotal      30,658    18,710     63.9%
   Corporate (*)                          (13,573)  (11,532)  (17.7%)
                                         --------- ---------
EBITDA                                    $17,085    $7,178    138.0%
                                         ========= =========

                                                   Year Ended
                                          ----------------------------
                                           July 1,   July 2,
                                            2007      2006    % Change
                                          --------- --------- --------

Net revenues:
   1-800-Flowers.com Consumer Floral      $491,404  $452,188      8.7%
   BloomNet Wire Service                    44,379    29,884     48.5%
   Gourmet Food & Gift Baskets             192,698   105,002     83.5%
   Home & Children's Gifts                 186,948   196,919    (5.1%)
   Corporate (*)                             1,652     1,388     19.0%
   Intercompany eliminations                (4,483)   (3,640)  (23.2%)
                                          --------- ---------
Total net revenues                        $912,598  $781,741     16.7%
                                          ========= =========

                                                   Year Ended
                                          ----------------------------
                                           July 1,   July 2,
                                            2007      2006    % Change
                                          --------- --------- --------

Gross profit:
   1-800-Flowers.com Consumer Floral      $192,921  $170,352     13.2%
                                              39.3%     37.7%

   BloomNet Wire Service                    24,844    15,989     55.4%
                                              56.0%     53.5%

   Gourmet Food & Gift Baskets              88,207    47,442     85.9%
                                              45.8%     45.2%

   Home & Children's Gifts                  85,899    91,555    (6.2%)
                                              45.9%     46.5%

   Corporate (*)                               764       551     38.7%
                                              46.2%     39.7%

   Intercompany eliminations                  (169)     (245)
                                          --------- ---------
Total gross profit                        $392,466  $325,644     20.5%
                                          ========= =========
                                              43.0%     41.7%
                                          ========= =========

                                                   Year Ended
                                          ----------------------------
                                          April 1,  April 2,
                                            2007      2006    % Change
                                          --------- --------- --------

Category Contribution Margin:
   1-800-Flowers.com Consumer Floral       $64,580   $46,518     38.8%
   BloomNet Wire Service                    14,169     7,106     99.4%
   Gourmet Food & Gift Baskets              26,377     6,827    286.4%
   Home & Children's Gifts                  (1,215)    7,134  (117.0%)
                                          --------- ---------
Category Contribution Margin Subtotal      103,911    67,585     53.7%
   Corporate (*)                           (51,081)  (45,311)  (12.7%)
                                          --------- ---------
EBITDA                                     $52,830   $22,274    137.2%
                                          ========= =========


(*) Corporate expenses consist of the Company's enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company's infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.




               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
        Appendix A - Reconciliations of Historical Information
                            (In thousands)
                             (unaudited)

Reconciliation of Net Income to EBITDA:

                                    Three Months Ended   Year Ended
                                    ------------------ ---------------
                                     July 1,  July 2,  July 1, July 2,
                                      2007      2006    2007     2006
                                    --------- -------- ------- -------
Net income                             $6,562   $1,017 $17,118  $3,187
Add:
   Interest expense                     1,586    1,114   7,390   1,407
   Depreciation and amortization        4,812    4,555  17,837  15,765
   Income tax expense                   4,732      928  11,891   3,181
Less:
   Interest income                        587      430   1,381   1,260
   Other income (expense)                  20        6      25       6
                                    --------- -------- ------- -------

EBITDA                                $17,085   $7,178 $52,830 $22,274
                                    ========= ======== ======= =======


Reconciliation of Net Income and Net Income Per Common Share to Pro
 Forma Net Income and Net Income Per Common Share:

                                    Three Months Ended   Year Ended
                                    ------------------ ---------------
                                     July 1,  July 2,  July 1, July 2,
                                      2007      2006    2007     2006
                                    --------- -------- ------- -------

Net income                             $6,562   $1,017 $17,118  $3,187
Add: Stock-based compensation
 expense, net of tax                      872      951   3,247   3,216
                                    --------- -------- ------- -------
Income before stock-based
 compensation expense                  $7,434   $1,968 $20,365  $6,403
                                    ========= ======== ======= =======

Net income per common share
   Basic                                $0.10    $0.02   $0.27   $0.05
   Diluted                              $0.10    $0.02   $0.26   $0.05
Add: Stock-based compensation
 expense, per basic and diluted
 common share                           $0.01    $0.01   $0.05   $0.05
                                    --------- -------- ------- -------
Net income per common share before
 stock-based compensation expense
   Basic                                $0.11    $0.03   $0.32   $0.10
                                    ========= ======== ======= =======
   Diluted                              $0.11    $0.03   $0.31   $0.10
                                    ========= ======== ======= =======



    CONTACT: 1-800-FLOWERS.COM Inc.
             Investor
             Joseph D. Pititto, 516-237-6131
             invest@1800flowers.com
             or
             Media
             Steven Jarmon, 516-237-4675
             sjarmon@1800flowers.com